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                                                                    EXHIBIT 11.1

                       TRANSACT TECHNOLOGIES INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE

                                                                           Year Ended December 31,
                                                                           -----------------------
                                                                2000                1999               1998
                                                                ----                ----               ----
     Net Income (loss)                                        (344,000)            324,000          1,206,000
     Dividends and accretion on preferred stock               (320,000)                 --                 --
                                                           -----------         -----------        -----------
     Net income (loss) available to common
       shareholders                                        $  (664,000)        $   324,000        $ 1,206,000
                                                           ===========         ===========        ===========

     SHARES:
        Basic - Weighted average common shares
              outstanding                                    5,504,000           5,565,000          6,163,000
        Dilutive effect of outstanding options and
          warrants as determined by the treasury
          stock method                                              --              49,000              7,000
                                                           -----------         -----------        -----------
        Diluted - Weighted average common and
          common equivalent shares outstanding               5,504,000           5,614,000          6,170,000
                                                           ===========         ===========        ===========

     Net income (loss) per common and common
       equivalent share:
          Basic                                            $     (0.12)        $      0.06        $      0.20
                                                           ===========         ===========        ===========
          Diluted                                          $     (0.12)        $      0.06        $      0.20
                                                           ===========         ===========        ===========